FORTRESS INVESTMENT GROUP LLC

Contact:	FOR IMMEDIATE RELEASE

Lilly H. Donohue
212-798-6118

Fortress Reports First Quarter 2007 Financial Results

New York, NY. May 15, 2007 – Fortress Investment Group LLC (NYSE: FIG), which completed its initial public offering (‘‘IPO’’) on February 8, 2007, today reports its results for the first quarter ended March 31, 2007.

First Quarter Highlights

•	Pre-tax distributable earnings of $220 million, up 90% from 1Q 2006

•	Total assets under management of $36 billion, up 72% from 1Q 2006

•	Management fee paying assets under management of $23 billion, up 62% from 1Q 2006

•	Segment revenues of $383 million

•	GAAP net loss of ($71.8 million) for the period from January 17, 2007 through March 31, 2007

•	Increased dividend to $0.85 per dividend paying share on an annualized basis

Our net loss for the period from January 17, 2007 through March 31, 2007, subsequent to our reorganization, was ($71.8 million) or ($0.87) per Class A share. For a reconciliation between pre-tax distributable earnings and net loss see ‘‘Reconciliation of Pre-tax Distributable Earnings to GAAP Net Income’’ in this release.

Distributable earnings and distributable earnings per dividend paying share are supplemental measures of our operating performance that we believe provide a meaningful basis for comparison between present and future periods1. We intend to target dividends that reflect a payout ratio over time of approximately 75% of distributable earnings after tax related payments and reserves.

Pre-tax distributable earnings for the quarter ended March 31, 2007 increased to $220 million, or $0.55 per dividend paying share, which represents an increase of 72% from our pre-tax distributable earnings of $0.32 per dividend paying share in the first quarter of 2006.

The Company’s quarterly segment revenues and distributable earnings will fluctuate materially depending upon the realizations within our private equity business, as well as other factors. Accordingly, the revenues and profits in any particular quarter should not be expected to be indicative of future results. Quarterly dividends are not necessarily representative of the Company’s earnings in the current quarter, but are reflective of our anticipated performance over time.

‘‘Fortress’s strong results reflect our ability to raise new capital and generate top tier investment returns in our managed funds,’’ said Wesley Edens, Chairman and Chief Executive Officer of Fortress. ‘‘Looking ahead, we see significant opportunities to invest capital and believe that our continued focus on delivering strong fund returns will create value for our shareholders.’’

The following discussion of our results is based on segment reporting as presented in our Quarterly Report on Form 10-Q. Our GAAP income statement and balance sheet are presented following this discussion. The following table is a summary presentation of our segment performance with supplemental data provided for informational purposes. For the reconciliation of our segment results to the corresponding GAAP data, see the reconciliation information included later in this release.

1	Comparisons of after tax or per share amounts to periods prior to our reorganization, including first quarter 2006, may not be meaningful because of the impact of the reorganization transactions.

Supplemental Data2,3:

			Hedge Funds
Three Months Ended March 31, 2007 (in millions)	Total	Private Equity	Liquid	Hybrid	Castles
Total AUM – Ending Balance	$35,957	$17,850	$5,990	$7,454	$4,663
Management Fee Paying AUM
Management Fee Paying AUM – January 1, 2007	$20,853	$7,539	$5,022	$5,450	$2,842
New capital raised, increase in invested capital	2,967	1,570	752	520	125
Realizations (PE) / Redemptions (Hedge Funds)	(771)	(691)	(36)	(44)	—
+/− Net Asset Value change	377	(20)	177	220	—
Management Fee Paying AUM – Ending Balance	$23,426	$8,398	$5,915	$6,146	$2,967
Segment Revenues
Management fee	$98	$27	$31	$29	$11
Incentive income	285	190	45	46	4
Total	383	217	76	75	15
Segment Expenses
Profit sharing compensation expenses	(123)	(72)	(29)	(20)	(2)
Operating expenses	(54)	(6)	(17)	(24)	(7)
Total	(177)	(78)	(46)	(44)	(9)
	206	139	30	31	6
Investment Income[2]	25	9	3	13	—
Unallocated Investment Income	4
Unallocated Expenses	(15)
Pre-tax Distributable Earnings	$220	$148	$33	$44	$6
Weighted Average Dividend Paying Shares and Units Outstanding[3]	403

			Hedge Funds
Three Months Ended March 31, 2006 (in millions)	Total	Private Equity	Liquid	Hybrid	Castles
Total AUM – Ending Balance	$20,965	$10,223	$4,048	$3,810	$2,884
Management Fee Paying AUM
Management Fee Paying AUM – January 1, 2006	$11,176	$3,635	$3,180	$3,095	$1,266
New capital raised, increase in invested capital	3,233	991	1,050	510	682
Realizations (PE) / Redemptions (Hedge Funds)	(292)	—	(212)	(80)	—
+/− Net Asset Value change	372	—	221	151	—
Management Fee Paying AUM – Ending Balance	$14,489	$4,626	$4,239	$3,676	$1,948
Segment Revenues
Management fee	$56	$13	$19	$17	$7
Incentive income	111	25	55	28	3
Total	167	38	74	45	10
Segment Expenses
Profit sharing compensation expenses	(55)	(9)	(30)	(14)	(2)
Operating expenses	(29)	(4)	(5)	(14)	(6)
Total	(84)	(13)	(35)	(28)	(8)
	83	25	39	17	2
Investment Income[2]	37	1	32	4	0
Unallocated Expenses	(4)
Pre-tax Distributable Earnings	$116	$26	$71	$21	$2
Weighted Average Dividend Paying Units Outstanding[3]	367

2	Investment income includes earnings on deferred fee arrangements of $33 million for the quarter ended March 31, 2006 and a gain of $2 million for the quarter ended March 31, 2007. These deferred fee arrangements have now been terminated.
3	As defined in Note 8 to our financial statements included in our Quarterly Report on Form 10-Q.

Overview

We manage private equity funds, hedge funds and publicly traded alternative investment vehicles (which we refer to as our ‘‘Castles’’). As of March 31, 2007, Fortress reported total assets under management of approximately $36 billion. Fortress’s revenues consist of (i) management fees which are based on the size of our funds, (ii) incentive income which is based on the performance of our funds and (iii) investment income which is based on our principal investments.

In the quarter, we generated total segment revenues of $383 million, which included management fees of $98 million and incentive income of $285 million. In addition, we earned investment income of $25 million in the quarter. After expenses, Fortress generated pre-tax distributable earnings of $220 million for the quarter ended March 31, 2007.

For the quarter ended March 31, 2007, the private equity segment accounted for approximately 57% of total segment revenues; the hedge fund segments accounted for approximately 39% of total segment revenues; and the Castles segment accounted for approximately 4% of total segment revenues.

For the quarter ended March 31, 2007, the private equity segment accounted for approximately 64% of total pre-tax distributable earnings, before unallocated items; the hedge fund segments accounted for approximately 33% of total pre-tax distributable earnings; and the Castles segment accounted for approximately 3% of total pre-tax distributable earnings.

Private Equity Funds

For the quarter ended March 31, 2007, the Company’s private equity business generated $148 million of pre-tax distributable earnings as compared to $26 million for the quarter ended March 31, 2006. The three drivers of performance, management fees, investment income, and particularly incentive income contributed to the results in the quarter.

Management Fee Paying AUM for the quarter ended March 31, 2007 increased 82% to $8.4 billion from March 31, 2006. Total AUM for private equity ended the quarter at $17.9 billion, up 75% from first quarter 2006. In addition, we recently announced the first closing of a newly launched private equity fund, which will add at least $2.8 billion to both Total AUM and Management Fee Paying AUM.

A key measure of our ability to continue to generate incentive income is our unrealized gains in our private equity funds. The private equity unrealized gains can be split into (i) public company investments and (ii) investments in non-public transactions.

Unrealized gains in our funds’ public company holdings totaled $6.1 billion at quarter end as compared to $2.8 billion at March 31, 2006. Our private equity capital invested in non-public transactions totaled $6.1 billion at quarter end as compared to $3.3 billion at March 31, 2006. In addition, we have recently made $3.3 billion of commitments that are not yet funded. When and if they are funded, these transactions may add substantially to our potential unrealized gains in our private investments.

Liquid Hedge Funds

For the quarter ended March 31, 2007, the Company’s liquid hedge fund business generated $33 million of pre-tax distributable earnings as compared to $71 million for the quarter ended March 31, 2006. The decrease was primarily attributable to the collection of deferred fee receivables which had earned $30.4 million of investment income in the first quarter of 2006.

Management Fee Paying AUM increased 40% to $5.9 billion from March 31, 2006. Total AUM for liquid hedge funds ended the quarter at $6.0 billion, up 48% from first quarter 2006.

The liquid hedge funds’ quarterly gross return was 4.98%4 for the three months ended March 31, 2007.

Hybrid Hedge Funds

For the quarter ended March 31, 2007, the Company’s hybrid hedge fund business generated $44 million of pre-tax distributable earnings as compared to $21 million for the quarter ended

March 31, 2006. The increase in management fees and incentive income contributed to the growth in pre-tax distributable earnings in the quarter.

Management Fee Paying AUM increased 67% to $6.1 billion from March 31, 2006. Total AUM for hybrid hedge funds ended the quarter at $7.5 billion, up 96% from first quarter 2006.

The hybrid hedge funds’ quarterly gross return was 6.10%4 for the three months ended March 31, 2007.

Fortress’s entitlement to incentive income in hybrid hedge funds is calculated based on a full year’s performance. As a result, corresponding quarterly accruals are subject to reversal.

Castles

For the quarter ended March 31, 2007, the Company’s Castles generated $6 million of pre-tax distributable earnings as compared to $2 million for the quarter ended March 31, 2006.

Management Fee Paying AUM increased 52% to $3.0 billion from March 31, 2006. Total AUM for Castles ended the quarter at $4.7 billion, up 62% from first quarter 2006.

The Castles produced a quarterly return, based on their incentive income metric, of 2.73% for the three months ended March 31, 2007.

Investment Income

During the first quarter of 2007, we made new commitments to our managed funds of $176 million and funded commitments of $128 million. In addition, our investments in private equity funds, hedge funds and Castles generated realized investment income of $9 million, $16 million and less than $0.5 million, respectively. Additionally, we earned $4 million of interest on cash balances.

Segment Expenses

Segment operating expenses were $177 million in the first quarter of 2007, up $93 million from the first quarter of 2006. Segment expenses included $123 million of profit sharing compensation, which is a function of the performance of various funds. Fortress’s headcount increased by approximately 45% since the first quarter of 2006. At March 31, 2007, the firm and its affiliates employed approximately 637 people around the world.

The Company had $173.5 million of share-based compensation expenses (primarily relating to expense recorded in connection with the principals’ forfeiture agreement and the issuance of restricted stock units to Fortress employees in the IPO) for the quarter ended March 31, 2007 which contributed to our reporting a net loss per Class A share. Share-based compensation expense is not included in the calculation of distributable earnings.

Subsequent Events

Subsequent to quarter end, Fortress closed $2.8 billion of third party commitments for its newly launched private equity fund. The fund is being raised to continue Fortress’s strategy of making control investments in asset-based businesses and asset portfolios primarily in North America and Western Europe.

The Company’s new private equity fund is ultimately expected to have approximately $5 billion of capital commitments. Third party capital commitments are capped at $4 billion, and approximately $1 billion is expected to come from Fortress, its principals, employees and affiliated funds managed by Fortress.

On May 10, 2007, we refinanced our existing debt with a new $1 billion credit agreement, which includes a $200 million revolving credit facility, a $350 million term loan facility and a $450 million

[4]	The gross returns reflect quarterly returns for a ‘‘new issue eligible’’ investor investing in the funds at their inception (before management fees and incentive fees).

delayed term loan facility. As of May 11, 2007, we had a $350 million term loan outstanding and no amounts outstanding under our revolving credit facility or delayed term loan facility. Borrowings under the credit agreement mature on May 10, 2012.

Income Taxes

While Fortress expects to pay significant income taxes in the current year, our effective tax rate estimated for distributable earnings purposes may fluctuate considerably from one period to the next, given our partnership structure. Our effective tax rate, estimated for distributable earnings purposes, will vary based on several factors but most notably due to the mix of income that we earn and the varying tax consequences associated with those earnings. We estimate our effective tax rate for distributable earnings purposes by adjusting our tax expense calculated at the statutory rate for the impact of certain material permanent differences between distributable earnings and taxable income for the period. The Nomura transaction and the IPO have created certain tax benefits which flow through to our public investors that impact this effective tax rate and will expire over time. We also include tax related payments made to the principals pursuant to the tax receivable agreement in estimating this effective tax rate.

In view of these factors, Fortress does not plan to provide an effective tax rate for distributable earnings purposes but will provide a range of what we estimate the effective tax rate for distributable earnings purposes will be over time. Accordingly, and taking into account all of the factors discussed herein, Fortress estimates that for the year ending December 31, 2007, its effective tax rate calculated for distributable earnings purposes will be in the range of approximately 23% to 28%.

Dividend

The Company declared a partial first quarter cash dividend of $0.1225 per Class A share for the period of February 8, 2007 (the pricing date of our IPO) through March 31, 2007. The dividend was paid on April 13, 2007 to holders of record of Fortress’s common stock on March 30, 2007. This dividend represented an annualized dividend of $0.85 per share, a 25% increase from our pre-IPO annualized dividend of $0.68 per share.

Fortress intends to target dividends that reflect a payout ratio over time of approximately 75% of Fortress’s distributable earnings, after tax related payments and reserves. Quarterly dividends are not necessarily representative of the Company’s earnings in the current quarter, but are reflective of our anticipated performance over time.

Non-GAAP Information

Fortress discloses certain non-GAAP financial information, which management believes provides a meaningful basis for comparison among present and future periods. The following are non-GAAP measures used in the accompanying financial information:

•    Distributable earnings

•    Segment revenue

We urge you to read the reconciliation of such data to the related GAAP measures appearing later in this release.

Conference Call

Management will host a conference call on Tuesday, May 15, 2007 at 5:30 P.M. eastern time. A copy of the earnings release will be posted to the Investor Relations section of Fortress’s website, www.fortress.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-800-811-8830 (from within the U.S.) or 1-913-981-4904 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference ‘‘Fortress First Quarter Earnings

Call.’’ A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.fortress.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available until 11:59 P.M. eastern time on Tuesday, May 22, 2007 by dialing 1-888-203-1112 (from within the U.S.) or 1-719-457-0820 (from outside of the U.S.); please reference access code ‘‘4156453.’’

Fortress is a leading global alternative asset manager with approximately $36 billion in assets under management as of March 31, 2007. Fortress manages private equity funds, hedge funds and publicly traded alternative investment vehicles. Fortress was founded in 1998. For more information regarding Fortress Investment Group LLC or to be added to our e-mail distribution list, please visit www.fortress.com.

Cautionary Note Regarding Forward-Looking Statements   –   Certain statements in this press release may constitute ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the actual amounts of future dividends and what they represent as a percentage of distributable earnings, our public company surplus, sources of management fees, incentive income and investment income, the amount and source of expected capital commitments for the new fund and our effective tax rate. These statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the actual amounts of future dividends and what they represent as a percentage of distributable earnings, our public company surplus, sources of management fees, incentive income and investment income, the amount and source of expected capital commitments for the new fund or our effective tax rate may differ, possibly materially, from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward-looking statements. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operation’’ in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are available on the Company’s website (www.fortress.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements.  Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. The Company can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Interests in the new fund referred to in this press release will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Fortress Investment Group LLC
Consolidated and Combined Income Statements
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2007 - Proforma[1]	2007	2006
Revenues
Management fees from affiliates	$96,359	$43,287	$44,976
Incentive income from affiliates	255,911	44,229	59,982
Other revenues	16,552	19,784	16,398
Interest and dividend income – investment company holdings
Interest income	—	243,713	168,009
Interest income from controlled affiliate investments	—	4,707	14,157
Dividend income	—	7,436	3,256
Dividend income from controlled affiliate investments	—	53,174	63,253
	368,822	416,330	370,031
Expenses
Interest expense
Investment company holdings	—	132,620	118,248
Other	12,019	12,019	6,857
Compensation and benefits	345,986	355,791	83,445
General, administrative and other	17,281	39,305	23,271
Depreciation and amortization	2,009	2,009	1,566
	377,295	541,744	233,387
Other Income
Gains (losses) from investments
Investment company holdings
Net realized gains	—	86,264	50,637
Net realized gains from controlled affiliate investments	—	715,024	20,757
Net unrealized gains (losses)	—	(19,928)	(49,702)
Net unrealized gains (losses) from controlled affiliate investments	—	(1,428,837)	870,393
Other investments
Net realized gains	1,789	1,789	1,040
Net realized gains from affiliate investments	136,041	136,041	—
Net unrealized gains (losses)	(280)	(280)	(549)
Net unrealized gains (losses) from affiliate investments	(130,828)	(130,828)	81,386
Earnings from equity method investees	3,426	195	1,896
	10,148	(640,560)	975,858

Income (Loss) Before Deferred Incentive Income, Principals’ and Others’ Interests in Income of Consolidated Subsidiaries and Income Taxes	1,675	(765,974)	1,112,502
Deferred incentive income	—	307,034	(151,706)
Principals’ and Others’ interests in loss (income) of consolidated subsidiaries	74,915	535,530	(825,372)
Income Before Income Taxes	76,590	76,590	135,424
Income tax expense	(14,447)	(14,447)	(5,144)
Net Income (Loss)	$62,143	$62,143	$130,280
Dividends declared per Class A share		$0.1674

Earnings per Unit – Fortress Operating Group	January 1 through January 16
Net Income per Fortress Operating Group unit	$0.36	$0.35
Weighted average number of Fortress Operating Group units outstanding	367,143,000	367,143,000

Earnings Per Class A share – Fortress Investment Group	January 17 through March 31
Net income (loss) per Class A share, basic	$(0.87)
Net income (loss) per Class A share, diluted	$(0.87)
Weighted average number of Class A shares outstanding, basic	82,256,078
Weighted average number of Class A shares outstanding, diluted	82,256,078

1)	The deconsolidation of the Fortress Funds is presented on a pro forma basis as if it had occurred on January 1, 2007.

Fortress Investment Group LLC
Consolidated and Combined Balance Sheets
(dollars in thousands, except share data)

	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$352,509	$61,120
Cash held at consolidated subsidiaries and restricted cash	—	564,085
Due from affiliates	137,833	635,748
Receivables from brokers and counterparties	—	109,463
Investment company holdings, at fair value
Loans and securities	—	6,874,748
Investments in affiliates	—	14,985,578
Derivatives	—	84,270
Other investments
Loans and securities	—	317
Equity method investees	620,434	37,250
Options in affiliates	136,915	139,266
Deferred tax asset	477,568	2,808
Other assets	54,123	187,920
	$1,779,382	$23,682,573
Liabilities and Shareholders’ Equity
Liabilities
Due to affiliates	$404,132	$15,112
Due to brokers and counterparties	—	187,495
Accrued compensation and benefits	96,884	159,931
Other liabilities	97,848	152,604
Deferred incentive income	225,797	1,648,782
Securities sold not yet purchased, at fair value	—	97,717
Derivative liabilities, at fair value	2,125	123,907
Investment company debt obligations payable	—	2,619,456
Other debt obligations payable	352,153	687,153
	1,178,939	5,692,157
Commitments and Contingencies
Principals’ and Others’ Interests in Consolidated Subsidiaries	419,324	17,868,895
Shareholders’ Equity
Class A shares, no par value, 1,000,000,000 shares authorized,
94,597,646 shares issued and outstanding	—	—
Class B shares, no par value, 750,000,000 shares authorized,
312,071,550 shares issued and outstanding	—	—
Paid-in capital	252,323	—
Retained earnings (accumulated deficit)	(71,254)	—
Fortress Operating Group members’ equity	—	119,561
Accumulated other comprehensive income	50	1,960
	181,119	121,521
	$1,779,382	$23,682,573

Fortress Investment Group LLC
Reconciliation of Pre-tax Distributable
Earnings to GAAP Net Income
(dollars in millions)

	Three Months Ended
	March 31, 2007	March 31, 2006
Pre-tax Distributable Earnings	$220	$116
Private equity incentive income	15	(19)
Hybrid hedge fund incentive income	(46)	(29)
Castle options management fee	1	19
Unrealized gains	(16)	50
Principals’ compensation	(138)	—
Equity-based compensation	(38)	(2)
Principals’ interest in income of consolidated subsidiaries	78	—
Taxes	(14)	(5)
GAAP Net Income[1]	$62	$130

1	We had GAAP net income of $133.4 million for the period from January 1, 2007 through January 16, 2007 and a GAAP net loss of ($71.8 million) for the period from January 17, 2007 through March 31, 2007.

Fortress Investment Group LLC
Reconciliation of Segment Revenues to GAAP Revenues
(dollars in millions)

	Three Months Ended
	March 31, 2007	March 31, 2006
Segment Revenues	$383	$167
Adjust incentive income	(29)	(47)
Adjust income from the receipt of options	1	19
Consolidation and elimination	47	230
Other revenues	14	1
GAAP Revenues	$416	$370

‘‘Distributable earnings’’ is our supplemental measure of operating performance. It reflects the value created which management considers available for distribution during any period. As compared to generally accepted accounting principles (‘‘GAAP’’) net income, distributable earnings excludes the effects of unrealized gains (or losses) on illiquid investments, reflects contingent revenue which has been received as income to the extent it is not expected to be reversed, and disregards expenses which do not require an outlay of assets, whether currently or on an accrued basis. Distributable earnings is reflected on an unconsolidated and pre-tax basis, and, therefore, the interests in consolidated subsidiaries related to Fortress Operating Company units (held by the principals) and income tax expense are added back in its calculation. Distributable earnings is not a measure of cash generated by operations which is available for distribution nor should it be considered in isolation or as an alternative to cash flow or net income and it is not necessarily indicative of liquidity or cash available to fund our operations. For a complete discussion of distributable earnings and its reconciliation to GAAP, see note 10 to our financial statements included in our Quarterly Report on Form 10-Q.

Our management uses distributable earnings:

•    in its determination of periodic distributions to equity holders;

•    in making operating decisions and assessing the performance of each of our core businesses;

•    for planning purposes, including the preparation of our annual operating budgets; and

•	as a valuation measure in strategic analyses in connection with the performance of our funds and the performance of our employees.

Growing distributable earnings is a key component to our business strategy and distributable earnings is the supplemental measure used by our management to evaluate the economic profitability of each of our businesses and our total operations. Therefore, we believe that it provides useful information to our investors in evaluating our operating performance. Our definition of distributable earnings is not based on any definition contained in our amended and restated operating agreement.